CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                            Mattress Showrooms, Inc.
                                (the Corporation)

We, the undersigned, Nelson Vazquez (President/Director) and Douglas Ansell (Secretary/Director) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 1st day of November 1996, adopted a resolution to amend the original articles as follows:

      Article IV is hereby amended to read as follows:

      Forth: Capital Stock

      The total authorized capital stock of the corporation shall be ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock with a par value of .001 (on mil) per share, all of which shall be entitled to voting power.

      Additionally, The issued and outstanding 2,500 common shares are hereby forward split 2,400 to 1 (twenty-four-hundred-to-one) making the issued and outstanding shares increase from 2,500 to 6,000,000 which is part of the total 100,000,000 newly authorized capital common shares."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 2,500 (prior to forward split); that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon."

   /s/ Nelson Vazquez                           /s/ Douglas Ansell
-------------------------                   -------------------------
Nelson Vazquez, President                   Douglas Ansell, Secretary

State Of Nevada     -
                    |     ss.               [NOTARIZED]
County Of Clark     -

      The undersigned Notary Public certified deposes and states that Nelson Vazquez and Douglas Ansell, personally appeared before me and executed the foregoing on behalf of the Corporation as its President and Secretary respectively, this 21st day of January, 1997.


                                            By:   /s/ Bridget E. Richards
                                               ---------------------------
                                               Notary Public and for said
                                               County and State